SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The MONY Group held a conference call on September 18, 2003, announcing that it had entered into a merger agreement with AXA Financial, Inc., a transcript of which is attached hereto. The merger agreement for AXA Financial, Inc.’s acquisition of The MONY Group was filed by The MONY Group under cover of Form 8-K on September 18, 2003 and is incorporated by reference into this filing.

Important Legal Information

MONY intends to file a proxy statement and AXA Financial and MONY intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus, when it becomes available, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn. John MacLane (jmaclane@mony.com.), or to AXA Financial, 1290 Avenue of the Americas, New York, N.Y. 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Certain Information Concerning Participants: MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY shareholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of shareholders filed with the SEC on May 2, 2003.

The MONY Group

AXA MONY Conference Call

Moderator: Jay Davis

September 18, 2003

10:00 EDT

OPERATOR: Good morning ladies and gentlemen, welcome to the AXA MONY <Company: The MONY Group Inc; Ticker: MNY; URL: http://www.mony.com/ > conference call. At this time all participants have been placed on a listen-only mode and the floor will be open for your questions following the presentation. If at any point during the presentation you would like to register your question, you may do so by pressing the numbers 1, then 4, on your touchtone phone. It is now my pleasure to turn the floor over to your host, Mr. Jay Davis, Vice President of Investor Relations. Sir, the floor is yours.

JAY DAVIS, MONY GROUP: Thank you and good morning. Welcome to our conference call. Our call today is being webcast is open to the media.

The following presentation contains “forward-looking statements” within the meaning of the private securities litigation reform act of 1995 including all statements relating to the MONY Group Inc.’s expected resulted for 2003 and following years. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations. The major uncertainties and risks are described under the heading forward-looking statements in MONY’s annual report on form 10-K for the fiscal year ended December 31, 2002, and in MONY’s other filings with the Securities And Exchange Commission. MONY does not undertake to update or revise any forward-looking statement whether as a result of new information, future events, or otherwise.

Participating on our call are MONY’s Chairman and CEO, Michael Roth, and AXA Financial’s <Company: AXA Financial, Inc; Ticker: AXA: URL: http://www.axa-financial.com/ > President and CEO, Kip Condron. In addition MONY’s President and COO, Sam Foti, MONY’s Chief Financial Officer, Rich Daddario, AXA Financial’s Chief Financial Officer, Stanley Tulin, and MONY’s Chief Investment Officer, Ken Levine, are available to answer any questions you may have.

We will have a few minutes of prepared remarks followed by an opportunity for your questions and answers. At this time it’s my pleasure to introduce Michael Roth.

MICHAEL ROTH, MONY GROUP: Thank you, Jay, and good morning. This is an exciting day for two great financial institutions. The combination of AXA Financial and MONY gives us the change to provide our financial professionals and clients with an even stronger array of financial products backed by the financial strength of the one of the world’s leading insurance investment companies. AXA Financial is a company that enjoys an excellent reputation in the industry and shares much in common with the MONY Group. We have similar operating philosophies and styles, particularly with regard to the strategic importance of distribution in today’s financial service marketplace. At the core of both companies, this distribution system is a belief in the value of the advice-based model. Both companies enjoy a highly productive networks of financial professionals. Both of us trace their roots back to the mid-nineteenth century and have long operated in New York City. By joining forces with AXA we will be better able to serve our customers. Our distribution systems gain critical mass in the marketplace. Our customers gain access to an expanded range of offerings, and our brand names—MONY, Advest <Company: Advest Group, Inc; URL: http://advest.com >, US Financial Life <Company: US Financial Life Insurance Company; URL: http://www.usfli.com > and Enterprise enjoy a strong reputation in the marketplace and will help AXA further grow its business. We view this as an investment in our people, our expertise and our great legacy.

I would now to turn the podium over to Stan Tulin, who has some remarks, and then Kit Condron. Stan.

STAN TULIN, AXA FINANCIAL: Thanks, Michael. I just want to emphasize at the outset that we from AXA Financial are here today to talk about the all-cash merger that was announced yesterday afternoon between AXA Financial and The MONY Group, so $1.5 billion purchase price will be financed through our corporate parent, the AXA Group, however for security’s law reasons, we will not be able to say anything more on this call about the financing. We also cannot on this call respond to questions that you may have about the AXA Group generally. With that what I’ll do is turn it over to Kip who will take you through our presentation and thank you.

KIP CONDRON, AXA FINANCIAL: Thank you Stan. I just wanted to talk for just a couple of minutes about the rationale for the transaction from both sides, I think. In terms of distribution, this combination would increase AXA’s retail sales force by about 25 percent to 1300 MONY agents who fit the profile of the AXA 5000 active agents in core tiles almost exactly, so the top core tile of MONY agents equal in production the top core tile of AXA agents and so forth through the four core tiles of business, so from a distribution perspective in our sales forces, there’s a very good and logical fit.

It’s geographically complementary. We overlap in many locations, but MONY is particularly strong in some growth locations where we’re not quite as strong, like San Francisco and Salt Lake City and Phoenix. And then in the area of wholesale distribution, staying with the distribution idea, MONY is significantly ahead of AXA in distributing into the wholesale marketplace. At the same time, AXA is significantly ahead of MONY in the wholesale distribution of annuities, so MONY has the wholesale distribution of life insurance products and AXA has the wholesale distribution of annuity products. Together this makes for a terrific combination. As a matter of fact, we were talking about Advest, we have begun to wholesale the

Advest brokers and have gone from zero production there to $40 million year to date. And once this transaction has been announced, obviously we think there’s significant incremental opportunity.

In terms of products, our products ranges are complementary, but as you’ll find in this kind of situation, there is strengths and weaknesses on both sides that together create significant strengths. From an AXA perspective, AXA is very strong in the variable annuity marketplace from a product perspective and has some new life products that we think can be distributed through the captive MONY sales force. From and AXA perspective, in terms of MONY’s product capability, the Colony product that MONY has would be distributable immediately through AXA’s distribution organization and then the impaired risk products manufactured USFl on the MONY side we think would have significant distribution attractiveness at AXA. As a matter of fact, we don’t want to wait for the deal to close in order to begin to capture some of those opportunities and we’ll be signing sales agreements within the next week to ten days in order to begin to capture some of those synergies, so together from a market share perspective, using year-end ‘02 data, AXA and MONY together would be number in variable life, and together we’d be number 4 in variable annuities, and for those of you who follow the Vard’s (ph) data that we’re quoting here, you’ll note that AXA alone in the second quarter in the first half of the year was already in the number three position in variable annuities.

From a financial perspective it allows us to leverage our financial strength and our operating efficiency. We’ve aggressively managed our costs over the last two years and created an earnings growth of 16 percent from the first half of ‘01 through the first half of ‘03. And year-to-date through the first half of ‘03 versus the first half of ‘02, our revenues are up 34 percent. So being able to capture the product and the market synergies that I mentioned, we think we can even further enhance our growth opportunities, and from our perspective, this is all about growth. It’s all about acquiring additional distribution and from our perspective the ability to add 1300 incremental agents to our sales force is something that would be very difficult to do from an organic standpoint.

Having said all of that, I want to turn the mike over to Stan Tulin to talk a little bit about the balance sheets and the transaction itself. Stan.

STAN TULIN: Okay, thanks Kip.

If we just spend a moment in comparing the balance sheets of the two companies or basically income statements of the two companies, in terms of total revenues MONY had 2.1 billion of total revenue on a US GAAP basis last year, 1.1 billion of total revenue through the first half of 2003. AXA Financial had 7.5 billion of revenue in 2002 and 3.6 billion through the first half of ‘03. For AXA Financial the revenue numbers are dramatically different under US GAAP and French GAAP because of the variable annuity and the way it’s treated. Under French GAAP we actually had 12 billion last year and 7.7 billion for the first six months of this year.

Net income MONY a loss of 23 million for 2002 and 28 million through six months of ‘03. AXA Financial 556 million for 2002 and 238 million for the first half of ‘03.

Invested assets for the MONY Group are about 13 billion and a little bit less than 40 billion for AXA Financial at the end of 2002 and 40.3 billion at six months. Policy holder liabilities for the MONY Group of around 11 billion and for AXA Financial between 37 and 39 billion. They’ve grown from 37 billion at the end of ‘02 to close to 39 billion at six months, and then finally in terms of our separate account business which supports the variable products, MONY’s separate accounts are around $4 billion. AXA Financial has grown from the 39 billion at the end of ‘02 to 45 billion at the end of six months.

Those numbers I think are important to another rate which is ratings on the two companies. And the Equitable Life AXA ratings, S&P were AA- stable, affirmed this morning. Moody’s were AA3 stable, affirmed this morning. Fitch were AA stable, affirmed this morning, and finally AM Best were A+ affirmed stable this morning. MONY has been with S&P A+ with negative implications. Moody’s A2 with negative implications. Fitch A+ with negative implications, and AM Best A with negative implications. At least Fitch and AM Best have already changed the negative implications to positive implications, in part we thing, or solely, we think because of the transaction, but in part because of the scale that we bring which is why I think the size of the balance sheet and the numbers is important in terms of understanding why this could be a win-win for both companies, and in fact I think that’s the way at least those two who have already written have spoken about it.

I just want to close then talking about the structure of the deal which I think everybody’s well aware of. The total consideration of approximately $1.5 billion which represented a 6.2 percent premium over the September 16th close and a little bit lower over yesterday, it was actually a 10.5 percent premium over the 30 days prior to announcement and close to 32 percent above the 1998 IPO price. It’s an all cash transaction, subject of course to both insurance department and banking approval, SEC review, a shareholders vote and fund approvals by the various funds with which we all interact. We are hoping to close the transaction sometime during the first quarter of 2004.

MICHAEL ROTH: Thank you Stan. One additional fact and that is we will be filing an 8K this morning which has the merger agreement, so a lot of the details that I know a number of you are asking about will be contained in the merger agreement and you can get that from our filing. I think the best thing we can do right now is I know there are a lot of questions. We received a lot of phone calls. We believe that this transaction, as Stan indicated, is a win-win for both AXA as well as The MONY Group and we’re excited about this transaction. We think in this difficult environment partnering and scale with two great names and financial strength is an important competitive advantage in the marketplace and we think this transaction enables us to be extremely competitive in the marketplace and succeed in the years to come, so with that we will open this up to questions.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, please press the number 1 followed by 4 on your touchtone telephone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Once again, that is 1 followed by 4 for any questions at this time.

Our first question is coming from Vanessa Wilson of Deutsche Bank <Company: Deutsche Bank AG; Ticker: DB; URL: http://www.db.com/>. Please go ahead with your question.

VANESSA WILSON, DEUTSCHE BANK: Thank you. Good morning everyone.

SPEAKERS: Good morning Vanessa.

VANESSA WILSON: Could you talk a little bit about the base of cost at MONY Group and what would be expected here over the next couple of years in terms of cost savings and separately, have you had conversations with the New York regulator and how have those conversations been going? And also give us MONY Group’s statutory book value and statutory earnings picture for the six months and the 12 months.

MICHAEL ROTH: Okay, let me just, with respect to the state regulatory discussions. We do not anticipate any difficulty with New York State approving this transaction. We both companies have an extremely favorable relationship with New York State. They are aware of this transaction and we do not anticipate any problems with that. At far as the statutory question…

VANESSA WILSON: Michael, let me just ask you did you speak to them before the announcement or concurrent with the announcement?

MICHAEL ROTH: We jointly had discussions with the New York State Insurance Department prior to the transaction.

VANESSA WILSON: Thank you.

RICH DADDARIO, MONY GROUP: Vanessa, the statutory book value at June 30th was $1.1 billion.

VANESSA WILSON: Thank you Rich. And the statutory earnings at 6 months and 12 months?

RICH DADDARIO: (inaudible) statutory earnings to you Vanessa.

VANESSA WILSON: Thank you Rich. Please give me a call on that.

RICH DADDARIO: Thank you.

SPEAKER: Was there another question?

VANESSA WILSON: The cost take out.

MICHAEL ROTH: Let me comment on it. I know a number of people are going to question and I’ll let obviously Stan and Kip talk about it. We obviously are in the phase now of the transition and looking at putting the two companies together and what opportunities from a revenue as well as a cost savings opportunity. It’s very early for us to articulate any specific numbers on cost savings. Obviously there are cost synergies and opportunities whenever you have a transaction like this as well as revenue opportunities, and as this unfolds, we will be able to share that with you, but at this point in time, we’re not prepared to commit to any particular cost saving numbers.

KIP CONDRON: I’d echo. I’d only add that we anticipate putting about 22 integration teams together to begin to work on the structure of the company post merger.

VANESSA WILSON: Kip, were there any numbers disclosed on a public call with European shareholders of AXA that we could have here on this call for the public shareholders in the US?

KIP CONDRON: Not really, but Stan would be happy to address that to you.

STAN TULIN: The one thing that to talk to, and before I do this, Vanessa, I’d like to for everybody on the call, somehow have everything that Jay said with respect to forward-looking statements and everything else apply to (inaudible). Our general counsel seems to be quite happy with that.

VANESSA WILSON: We hear you.

STAN TULIN: So, that said, we were asked the question this morning with respect to the expense phase, simply the expense phase, no projections, and we’re not providing projections of savings, but the expense phase of MONY, I indicated on the call that it was roughly a billion in GAAP, but that included some separately operating companies. The expense phase of MONY Life is I think $404 million, Vanessa.

VANESSA WILSON: And just quickly, what’s the difference?

STAN TULIN: The difference is in terms of the US GAAP number of a billion and what I just talked about, it would include expenses of Advest, Ad Enterprise, the Fund Group, and also when you’re looking at GAAP numbers, it would include amortization of DAC and some other things like that.

VANESSA WILSON: But you’re also purchasing Advest and Enterprise, so we should…

STAN TULIN: That’s correct. You can get …that is correct.

VANESSA WILSON: Thank you and good luck everybody.

SPEAKERS: Thanks Vanessa.

OPERATOR: Our next question is coming from David Heller of Advisory Research. Please go ahead with your question.

DAVID HELLER, ADVISORY RESEARCH: I wonder if you could explain to me how I look at a financial statement that shows a tangible book value of $43 a share which is represented by 60% in current assets and 40% of the assets are in a fixed income portfolio and yet you’re willing to sell those assets at 72¢ on the dollar. There may be something going on here that I just cannot grasp and I certainly would be appreciate if you could explain to my associates and myself and possibly some other people on the phone how you have represented your assets as $43 a share. I assume you’ve attested to it. You’ve had an audit committee which has approved it, and yet you’re selling those assets for 70¢ on the dollar.

MICHAEL ROTH: Thank you for your question and certainly that is a question that people have been asking. First of all, our tangible book value is not $43 a share. Included in the $43 is about $17 a share of intangible deferred acquisition cost, so that is not viewed as a tangible asset.

DAVID HELLER: If that is true, then I want to tell your balance sheet does not have any category for intangibles.

MICHAEL ROTH: Well it specifically refers to deferred acquisition cost, but let me comment on deferred acquisition cost from an accounting point of view. The question for our balance sheet is the valuation of deferred acquisition cost and when you look at the valuation of deferred acquisition cost, you look at it on the basis of a number of years. You don’t look at it on a one-time basis. And this is standard accounting procedure and it is reviewed by our outside auditors whenever they issue and comment on our financial statement, and it’s based on projected earnings, interest rate assumption, cost over a period in excess of 1 years, so if you was to look at a snapshot on the valuation today, it includes $17 of an asset that will take a number of years to be realized, so therefore when you value an insurance company, you have to take into consideration the fact that this asset, although it’s significant, is in fact an intangible asset.

DAVID HELLER: Well fine. Let me move on. We would have a disagreement. We’ve noticed that there are some golden parachutes which are very sizeable and have you quantified what the management will potentially realize in terms of the additional compensation by making this transaction?

MICHAEL ROTH: You’re correct. There are contracts called “Change of Control” contracts. I wouldn’t characterize them as golden parachutes, but that’s your choice. You should note that when we filed our 10Q most recently, you would realize that the company both with respect to the board and the executives have revised our Change of Control contracts significantly, and in fact the changes that were made to the Change of Control contracts reduced the total payments made to the executives, and those reductions are reflected in the purchase price that AXA is paying. When we file our proxy statement, all of these numbers will be quantified and specifically disclosed in the proxy statement.

DAVID HELLER: Alright. Let me ask the next question. If another bidder comes along at a higher price, are you able to terminate this contract, and if you’re able to terminate this contract, do you have to make a payment to AXA?

MICHAEL ROTH: As is normal and customary with most transactions, this transaction does have with it a break-up fee if another transaction were to take place. The break-up fee, which was disclosed in our 8K which was filed this morning, is $50 million which represents about 3½ percent of the purchase price which is totally reasonable compared to other transactions. In fact it might be a little bit on the low side depending on how you look at it.

DAVID HELLER: And how many companies did you open your books too and allow to be bidders on this transaction?

MICHAEL ROTH: Our company, if you’ve been listening in to our earnings call on a quarterly basis, there are questions of whether we are receptive to a transaction has been asked just about every quarter since we’ve gone public. My response to that has always been that this company will always entertain discussions and opportunities that will enhance shareholder value. Throughout the five year period, almost five year period, of our de-mutualization, we’ve had numerous discussions with various companies on the potential transactions to enhance shareholder value.

DAVID HELLER: Let me restate the question. Can you quantify in the last two months how many companies have had an opportunity to look at your statements and prepare a bid?

MICHAEL ROTH: Everyone has an opportunity to look at our statements. We are a public…

DAVID HELLER: To the question. I’m asking you to quantify it. How many? Two, three, none?

MICHAEL ROTH: I cannot quantify specifically. In our proxy when we file then, there will be a discussion of the history of this transaction, and I would refer that discussion to you.

DAVID HELLER: Fine, and what is the fee that Credit Suisse <Company: Credit Suisse Group; Ticker: CSR; URL: http://www.csfb.com> is going to obtain from this transaction?

MICHAEL ROTH: Credit Suisse has a fee based on a reasonable fee compared to other transactions. I think it’s in the range of $15 million.

DAVID HELLER: Let me close my statement so other people can ask a question with a comment. I’ve been in this business a long time, Michael, and I’ve always had a list of the five most egregious transactions that I have looked at and I want to congratulate you because I knocked number three out and you have just qualified for number three. I think this is absolutely a disgrace to the shareholders. I think it is marvelous to the management. All the synergies are terrific but you’re not merging the companies. You are selling for cash. You’re imposing a capital gains if people have profit and I do want to congratulate you and you and I have gone at it before. You’ve qualified in my top five. Thank you.

MICHAEL ROTH: Well, thank you for your comments. Let me just comment at well that obviously whenever a transaction takes place, our board entertains the valuation after considerable thought process and input, and we do have an opinion from Credit Suisse First Boston that this transaction is fair and our board had extensive deliberations with respect to the price. Thank you.

OPERATOR: Our next question is coming from Al Capra of Putnam Lovell <Company: Putnam Lovell NBF; URL: http://www.putnamlovell.com >. Please go ahead with your question.

AL CAPRA, PUTNAM LOVELL: Thank you. Just as a follow up to one of the past questions and that is at is relates to conversations you may or may not have had with other companies. Was there an auction process here or was this just a negotiation that took place between AXA and MONY Group?

MICHAEL ROTH: This was not an auction process. I have indicated on our call that this company was not for sale, that we would entertain strategic transactions that are best interest in the shareholders. We had not put up our company for sale and it is the judgment of both our board and our investment bankers that it is inappropriate for us to have done that.

AL CAPRA: Okay, and then just one follow up on a prior comment about the expense base. The billion dollars that I think I heard you say and the $400 million number, were those general and administrative expenses?

STAN TULIN: This is Stan, and the billion dollars—and Rich, feel free to correct me—the billion is a US GAAP number that includes—it is not G&A—it includes amortization and DOC and whole bunch of other things. The $400 million is statutory operating expense which I think is I would characterize as G&A.

AL CAPRA: Okay, that’s great. Thank you.

OPERATOR: Our next question is coming from Richard Grubman of Highfields Capital. Please go ahead with your question.

RICHARD GRUBMAN, HIGHFIELDS CAPITAL: When will you file a proxy and set a record date?

MICHAEL ROTH: The proxy I believe—correct me Bart—is approximately 45 days. It has to be cleared by the SEC, so I can’t give you a specific date Richard.

RICHARD GRUBMAN: You can’t tell us when you’re going to file a preliminary proxy?

MICHAEL ROTH: Bart.

BART: Within a couple of weeks.

MICHAEL ROTH: Within a couple of weeks.

BART: It’ll be filed with the SEC.

RICHARD GRUBMAN: Alright, and you know, to your prior comment, let me just make the observation that what your board and your management and your advisors think is fair is all very interesting, but your shareholders are going to vote against this transaction including this one. It’s been five years of bad performance capped by this enriching transaction. On the eve of your takeover, defence is expiring. You know enough’s enough. We’re going to vote against it and we’re going to throw you out because frankly, you know, the shareholders, your employees, your agents, and your customers would all… couldn’t possibly do worse without you.

OPERATOR: Our next question is coming from Luca Ippolito of Chesapeake Partners. Please go ahead with your question.

LUCA IPPOLITO, CHESAPEAKE PARTNERS: Thank you. I want to make sure that I understand correctly. Your saying that this was not an auction process?

MICHAEL ROTH: That’s right.

LUCA IPPOLITO: So therefore it’s safe to say that you agreed to this transaction with low multiples, with a discounted book, and with a small premium to market and received fairness opinions and deliberated it at the board level and so on, but without having gone to a full process. You did not go through a full process, here. Correct?

MICHAEL ROTH: No, what I said was throughout the past five years of our de-mutualization, we have had opportunities to discuss strategic alternatives and discussed them with the board. Upon consideration of various strategic alternatives throughout this period, the conclusion of the board based on outside advice as well was that this transaction was in the best interest of our shareholders at a fair price. I might add that the premium for this – if you look at it we were trading at 52-week high. If you look at the 52-week average of our stock price, the premium is 25.5 percent. I also might comment that most analysts who are looking at our company had targeted our price range between 25 and 27 and this priced cash transaction is $31 a share. I might also add that with respect to year to date the DOW Jones Industrial Average is up 11 percent and we are up 22 percent, so I think the comment about fair value is looking at it on a one day basis is not the way to look at the valuation of our company.

LUCA IPPOLITO: Well there’s multiple factors certainly, however from the standpoint of buy-siders, who actually own the stock, as opposed to sell-siders, who have opinions, however reasonable, our opinions frankly are much more important than anyone else’s because we own the stock. Allow me to remind you of that. Secondly, it seems very unusual that you’ve entertained discussions for five years and yet you use the word enhance value instead of maximize value. It seems to me that what you’re saying here is that you are not trying to maximize value, and that is a huge concern to anyone who truly owns the stock. Am I understanding that correctly?

MICHAEL ROTH: No, you’re not. We believe that this transaction maximizes values to shareholders, and again, you’ve owned our stock for a long period of time. Our initial IPO price was $23.50. That represents a 32 percent increase in value.

LUCA IPPOLITO: Thank you.

OPERATOR: Our next question is coming from Bill Katz of Putnam Lovell. Please go ahead with your question.

BILL KATZ, PUTNAM LOVELL: Thank you. Good morning everybody. Kip, I was wondering if you could comment a little bit, and it might early based on what you said earlier in terms of how you’re thinking about it, but could you comment on how you look to align the (inaudible) of the management business between Alliance Capital and MONY, and on that theme, I was sort of curious if you could talk about how you see Advest and Bernstein fitting together, and I have one follow on question.

KIP CONDRON: Yeah. First of all I don’t see Advest and Bernstein fitting together. Advest is mostly a retail distribution organization. Bernstein is an institutional broker. We wouldn’t have any intention to in any way attempt to merge them. We see them both operating independently and successfully. In terms of the asset management businesses, most of the management is sub-advised on both sides, both the AXA financial and the MONY side, so I really don’t see… we would look at what synergies you would attempt to get, but we wouldn’t see putting any hold money management organizations together the way you would if it was a true money management merger, Bill.

BILL KATZ: Okay. And then sort of stepping back for a second, from a AXA Financial perspective, I’m sort of curious as how you sort of see the respective growth rates between sort of the insurance annuity business versus the assets of the management business and whether you might look to sort of beef of the assets on the management business going forward?

KIP CONDRON: Well, I think that the dominant play here is an insurance and annuity play as opposed to a asset management play. We would anticipate that the separate account balances would grow fairly dramatically, particularly as we begin to get the synergies of the two distribution organizations. For example, this year we’d anticipate doing somewhere around $10 billion in variable annuity sales. Our products are very attractive and very competitive in the marketplace and we think that the MONY distribution organization could really do well with them and enhance the sales there. Likewise as we get the cross synergies in a wholesale life distribution and ecoley (ph) products back over to the AXA distribution system, we think that we can get significant growth in life insurance area as well.

BILL KATZ: Okay, and just a final question. Is there overlay in terms of assets on the management businesses or mandates between the two companies that may come up for a re-bid?

KIP CONDRON: Not off the top of my head although that as well as many other issues of a similar nature we’ll dig into as we begin to put our integration teams together.

BILL KATZ: Okay, thank you very much.

KIP CONDRON: Okay, thanks Bill.

OPERATOR: Our next question is coming from Nick Graziano of March Partners. Please go ahead with your question.

NICK GRAZIANO, MARCH PARTNERS: Hi. Thanks for taking the question. I just wanted to understand from the AXA point of view. There were some comments in the press this morning I guess from Paris where a CEO was saying there was a risk of a counter-offer, yet we think that the price is fair. I was wondering if you could elaborate on those comments a little bit.

MICHAEL ROTH: Yeah, I think the question was – I mean it’s all on how the press reports it – I think the question was asked is there risk of a counter-offer. In any transaction there’s always that risk, and I think that’s the way the question was answered. It’s not… we don’t have a particular concern here. We think that the price is very fair and we’ve done quite a bit of due diligence in order to put what we think is a very fair and enhancing price for the shareholders on the table.

NICK GRAZIANO: Thank you.

OPERATOR: Our next question is coming from Denise Bartowski, a private investor. Please go ahead with your question.

DENISE BARTOWSKI: Yes, hi. Thank you. On a more personal note I was wondering how this sale will affect the employees of MONY whether they are active, retired, or on disability. In other words, are they guaranteed their jobs and their benefit? Thank you.

MICAHEL ROTH: Well, as far as those people who are having benefits right now, their benefits will continue and that includes our pension plans which are fully funded as of this money as well. No one is ever guaranteed a job. Obviously what we are looking at as part of this transition teams that we’re going to be putting together is picking the best people for the best spot to do the best job for the company, and that’s what transition teams are all about. No one is committed yet to either staying or leaving and I think that is the opportunity that will present itself over the next couple of months.

DENISE BARTOWSKI: Alright. Thank you very much.

OPERATOR: Our next question is coming from Hiten Davda of Church Hill Capital. Please go ahead with your question.

HITEN DAVDA, CHURCH HILL CAPITAL: Hi. Good afternoon. The question we had was just regarding the (inaudible) as obviously seen today on the conference call. They’re obviously shareholders themselves (inaudible) are not happy with the premium. Do you think the premium as it stands is enough to get enough shareholders across? Thank you.

MICHAEL ROTH: Well, certainly I think it should be. Obviously in our deliberations we considered that issue and based on all the factors and input that we received, we believe that this is a good price for our shareholders and should be voted in favor of.

HITEN DAVDA: Okay, thank you.

OPERATOR: Our next question is coming from S. T. Tallapragrada of Quattro Global Capital. Please go ahead with your question.

S.T. TALLAPRAGRADA, QUATTRO GLOBAL CAPITAL: Yes, thank you. What valuation methods were employed in the fairness opinion?

MICHAEL ROTH: Well I think there were a number of procedures and obviously the best people to answer that would be Credit Suisse First Boston, but clearly whenever an investment banking firm goes through a fairness opinion they look at comparable deals. They look on return on equity, earnings power based on various assumptions, sensitivities on the risks as well as the opportunities, as far as discounted cash flow analysis—all the various valuation methodologies that investment bankers utilize was employed here in arriving at the value.

S. T. TALLAPRAGRADA: Got it. And is there a threshold of dissenting shareholders in the merger agreement that could trigger some kind of termination or re-evaluation?

MICHAEL ROTH: Okay?

S. T. TALLAPRAGRADA: Is there a threshold of dissenting shareholders?

MICHAEL ROTH: 10 percent appraisal. Is that correct, Bart? Yeah. And one other fact, obviously P/E’s are a factor in valuation and frankly a lot of people have been talking about discounts of books. If you look at our P/E ratio, you can see how we are significantly higher than other companies.

S. T. TALLAPRAGRADA: Got it. Thank you.

OPERATOR: Our next question is coming from David Heller of Advisory Research. Please go ahead with your question.

DAVID HELLER: Sorry to get back at you, but I’m here with two of my associates, Jim and Kip, who visited with you less than six months and they called to my attention that you and your associates and your CFO who was there were asked whether the reflection on the balance sheet of deferred policy acquisition costs was a fair statement and the answer was positive. And I’m wondering why you would answer to my associates that that was a fair and positive representation and then on this telephone tell us that it’s an overstatement of the asset.

MICHAEL ROTH: I’m sorry David, but I think you’re misstating what I said. What I said was that the valuation of deferred acquisition cost is properly stated and Rich, in that meeting where I attended, was correct in saying that every time we issue financial statements, we look at the carrying value of our deferred acquisition costs and get comfortable as to its realizability. What I was telling you on this call was that the realizability of the asset is over an extended period of time and that is proper GAAP accounting for valuation.

DAVID HELLER: Fine, let me say this Michael, so I can echo what High Fields Capital said, we will strongly vote against this acquisition and we’ll strongly vote to remove the directors and the present management of the company. Thank you.

OPERATOR: Our next question is coming from Richard Grubman of High Fields Capital. Please go ahead with your question.

RICHARD GRUBMAN: Yeah, guys, let’s try to not be too fast and loose with the facts. The annual return of the five years since you went public is less than 6 percent. The S&P mid-cap life index is up 28 percent annually over the same period and telling people that the P/E is substantially higher than comparable transactions is merely an indictment of how poorly you’re run the business, not where the comparables are actually valued, so cut the nonsense. We understand the math.

OPERATOR: Our next question is coming from Staley Kates of South Eastern Asset Management. Please go ahead with your question.

STALEY KATES, SOUTH EASTERN ASSET MANAGEMENT: Yes, thanks. This is Staley Kates and we are not on a holders list on Bloomberg but we actually have 4.9 percent so we’d be your largest shareholder and kind of along of the lines of what we’ve heard from other shareholders and others who own the company, despite that very powerful endorsement by the investment banker, we think the price is ridiculously low and will certainly vote against it and I guess I’d break this into one comment and two questions.

The comment would be that book value is relevant and P/E ratio is not relevant and just because the management team has under earned on the ROE basis does not make the book value irrelevant.

And then as far as a question. I just do not understand why we would talk about how this is good for customers and AXA and not shareholders at the outset and can you address that?

MICHAEL ROTH: Well I think I did. I said in terms of the valuation that we went through in terms of the price, so it is in our judgment the best interest of our shareholders at this price.

STALEY KATES: One other follow up. When you said the D PAC (ph) or carried for 17, but you’re implicitly saying there were five when you take a $31 bid, that’s over the $26 bucks if you did subtract the 17 of D PAC out. Are you saying therefore that the $17 bucks that you have been reporting to the SEC and to shareholders for this long of a period that you felt like all along that’s really worth $5 bucks?

MICHAEL ROTH: No, not at all. What I’m saying is that the carrying value of deferred acquisition cost involves a methodology that is used in our industry for carrying values and I am not at all saying that the valuation that we’re utilizing is wrong. All I’m saying is that in order to realize that value, it takes a number of years.

STALEY KATES: Okay, one other question. In both the AXA comments and yours, which you talked about the distribution and then the MONY brand name, neither of which are reflected in book value, so why do we attribute zero value to the distribution and brand name even though those are the first things mentioned in the AXA comment?

MICHAEL ROTH: Well I don’t recall anyone attributing zero value to that. I think it all goes into the overall valuation of our company.

STALEY KATES: No, I’m using the math as far as if we adjust your D PAC number to get to 31 somehow, in other words, you’re 17 at D PAC is really worth say five because of the factors you talked about, then we still give nothing to brand and to distribution and I’m just curious why that is.

MICHEAL ROTH: Well, there are different ways of looking at valuations and if you would like to discuss that at another time, I’d be delighted to, but…

STALEY KATES: I’d rather discuss it now because… and I feel confident other shareholders would like to hear it.

MICHAEL ROTH: I think I stated it at the outset. I think we believe that the $31 cash price it properly reflects the value of our organization. Included in that valuation is the value of our distribution system, our earnings power, and our balance sheet.

STALEY KATES: Mathematically though I’m just asking you if you understand that in selling it around even if we adjust book value down for D PAC to your number which cuts D PAC by two thirds. We therefore give no value to those, and I guess I’m asking you as theoretically one of our representatives as shareholders, do you understand that math?

MICHAEL ROTH: I understand your math. That’s correct.

STALEY KATES: So therefore why would you put zero on the distribution and brand name?

MICHAEL ROTH: I think whenever you look at overall valuations, you have to look at earnings power over a period of time and cost to realize those earnings and that’s all reflected in the price.

STALEY KATES: You were looking at earnings and you mentioned the P/E ratio and we don’t really appreciate you talking down the value of the company, but in any event, in talking about the P/E ratio and the earnings, you are tying the conversation to the fact that you have under earned on book right out of the box and yes, on a P/E basis, it’s a high P/E, which is insane because you’ve done such a poor job against book, so we as shareholders would just like to say to the board because of course this falls on deaf ears to the other side of this phone call, but we would like to stay to the board that book value is relevant, especially in the context of what a buyer could do with the book value and it’s almost egregious that we haven’t gone through an actual auction process to check that out with other buyers, but book value is relevant and we as a large shareholder would tell the board they need to consider that since management does not.

MICHAEL ROTH: I appreciate your comment.

MASON HAWKINS, SOUTH EASTERN ASSET MANAGEMENT: This is Mason Hawkins. I’m Staley Kates partner and CEO and Chairman of South Eastern Asset Management. I would like to also echo some earlier comments that were made. We think it is egregious that all potential that would be interested in MONY have not been pursued. We want very much to look to the board for that kind of representation. And thirdly, again, we will vote against this transaction because we think it’s one of the most ridiculous priced to intrinsic value appraisals we seen. It gives not attribution for the closed book of business. It gives no value whatsoever for the distribution, for the brand name and we have to also very much disagree with your portrayal of D PAC because over time people can use those assets that are there to earn significant assets.

MICHAEL ROTH: I appreciate your comments. The only point I will make is that I never did say that we never pursued other parties and what I indicated to you was that throughout our history as a public company, there have been various opportunities to discuss strategic alliances to enhance shareholder value.

MASON HAWKINS: Mr. Ross, it’s very simple to make a public statement to all shareholders and to all interested parties that a party has approached you, and you have a fiduciary duty to consider all offers and not just negotiate with one.

MICHAEL ROTH: I appreciate your comment.

OPERATOR: Our next question is coming from Brian Monteleone of City Group. Please go ahead with your question.

DAVE McGANN, CITY GROUP: Good morning. It’s actually Dave McGann (ph) at City Group. I want address this question to Stan. Stan, could you talk a little bit about the return on your investment you’re expecting from this transaction. And your looking at a block of business where the in-force is producing something like one or two percent ROE. You’ve talked a lot about how this deals all about distribution. Try and quantify that for us in terms of how that generates an adequate return on your money. And maybe related to that, if talk a little bit about using, or is it in your plan to extract some of monies capital. They’re in a pretty good first base capital position and obviously have a lot of cash up at the holding company as well, to in effect help pay for this transaction.

STANLEY TULIN: OK, let me see if I can go at this, it’s kind of compound. Let me start at the back end of that first. With monies capital in the insurance business is quite similar to the capital that we hold at Equitable Life. I don’t think that there’s going to be any opportunity to extract capital, but I also don’t believe that they’ll be any need to inject capital. In terms of the return question, the fundamental part of the return question is that as you say, right now the return is quite low. It’s largely oriented around the scale issue that I talked about, that I also think impacts the ratings. And I think the solution to that has to be in the efficiencies or economies that we can develop jointly over the next several months, and then post the close, in actual implementation that could then result in expense savings that will increase the return to an acceptable level on the in force business. We look at that and we have our kind of return standards that we would look at for any transaction, and over a period of time using discounted cash flow techniques, we get to a point if we achieve the expense saves in both sides that we think are necessary, as well as some of the synergies that we can’t discuss with respect to sales, that we get to a reasonable return on our investment.

DAVE McGANN: Stan, number one, you left one thing out of there, that’s the money holding company cash. And secondly, remind me what your hurdle rate is?

STANLEY TULIN: Our hurdle rates are, we’ve said that we want to make, as a group, a 15 percent return on equity. I think right now that we can’t do that, and we wouldn’t be able to do that on the next transaction right now. So it would be less than that, and, but it would grow over time as the synergies grew. In terms of the cash at the holding company, we have not, again, we have not concluded that we would have excess cash. In fact, we’d be assuming an incremental 850 or 875 million dollars of debt, including both the debt at the holding company and the debt associated with the closed block. So we do not see excess capital in this. And in fact, we’ll be sure to tell our shareholders if we find any excess capital. But we do not see excess capital.

DAVE McGANN: Stan, I was going to ask you about the MONY debt. When you say assume, I think that I had a chance to very briefly glance at the merger document. It looks like MONY is still going to keep a corporate insistence below acts of financial and the structure. Does that mean MONY that will remain outstanding?

STANLEY TULIN: Yes.

DAVE McGANN: Down there, we’ll have a guarantee from (inaudible)?

STANLEY TULIN: No, it would not have a guarantee. But it would be, it’ll end up being apart, it could end up being apart as you’ve probably seen as you’ve looked at the merger document, MONY could end up being a part of Access Financial. If it was, it would be a part of Access Financial and I think we got what the lawyers thought as exactly what that would mean. But we certainly end up with an obligation on 850 million dollars of debt.

DAVE McGANN: OK. The last question, and this circles to what you were saying before. Obviously, you’re not going to put a number on this now, but conceptually, the process by which you generate the return on your investment here is number one, most obviously the cost savings, and two, jamming a lot of acts of product through MONY’s distribution, and three, I would imagine, ranking these in order of return generation is getting some of MONY variable products and (inaudible) through the acts of distribution. Is that right conceptually?

STANLEY TULIN: I actually, I think that’s very good conceptually. I think it’s all of those three things. I don’t think I’m looking to see if Kip wants to change the order. I think the order is probably reasonable. But the allocation is something that we really can’t get in to at this point. But I think those are all the things that we’ve looked at.

MICHAEL ROTH: You know, I can only add one thing, you know, having listened to some of the comments from some of the shareholders. From our perspective, we don’t see this as a slam dunk. We see execution as one of the key challenges of this transaction, and we don’t see a windfall here. We see a very good strategic fit of two companies that there will be a lot of effort to accomplish some of the returns that we have as our goals. But we think that they are achievable, particularly over time.

DAVE McGANN: Thank you.

OPERATOR: Our next question is coming from Jukka Lipponen of KBW. Please go ahead with your question.

JUKKA LIPPONEN, KBW: With regarding the operations going forward, I know that you can’t quantify the cost saves and that sort of thing. But conceptually, are you talking about integrating the MONY operations in to the existing acts of equitable or are they going to be remaining separate?

MICHAEL ROTH: No, I think we would see an integration of the operations functions. As to which ones and how, that’s some of the work that we have to do going forward. But we wouldn’t see keeping two separate parallel operating functions. We’d try to consolidate.

JUKKA LIPPONEN: And by when do you expect to have your plan in place?

MICHAEL ROTH: I would hope that our plan would be in place by the time we close the transaction.

JUKKA LIPPONEN: And last question, when was the final number from a timing standpoint arrived at and then negotiated in the process?

SPEAKER: That is going to be disclosed in the proxy as well, but it is not an extended period of time.

JUKKA LIPPONEN: Thank you.

OPERATOR: Our next question is coming from Vanessa Wilson of Deutsche Bank <Company: Deutsche Bank AG; Ticker: DB; URL: http://www.db.com/>. Please go ahead with your question.

VANESSA WILSON, DEUTSCHE BANK: Hi, thank you. I just have another numbers question. On your balance sheet, you have an other asset line of 877 million. I think about 190 of that is good will associated with Advest. Any other good will in that number, and could you break that down a little bit for us?

MICHAEL ROTH: We have a small amount of good will that’s related to the acquisition of U.S. (inaudible). I think, on a GAAP basis, it’s somewhere in the range of 20 million dollars.

VANESSA WILSON: So what are these other assets?

MICHAEL ROTH: I think it’s disclosed in our 10-K.

VANESSA WILSON: I’m looking at the Q, sorry.

MICHAEL ROTH: … schedule of the assets in the 10-K.

VANESSA WILSON: OK, so they’re not indefinites, they’re not earning anything.

MICHAEL ROTH: They’re not invested assets. They’re under the bond mortgage concept, that’s correct.

VANESSA WILSON: OK. And Stan Tulin, when you do due diligence on MONY Group, and you looked at their product and you looked at their distribution, I would have assumed that you would have had a net present value of the cash flow that you thought the company would be earning from it’s franchise, and would have looked at what you think of the product features. Is there anything we should be aware of in terms of GMBD liabilities or sales practices liabilities, or any issues like that that we should think about in the value here.

STANLEY TULIN: No, the company has GMBD exposure that on a percentage basis is higher than ours, it’s around 600 million dollars on an annuity book, and I think it’s between three and four billion. So it’s higher, it really reflects the timing of when the products was sold.

VANESSA WILSON: Is that a liability that’s on the balance sheet Stan?

STANLEY TULIN: Well, there’s a small liability provision for it, as I think you know Vanessa, the reserve requirements under U.S. GAAP in I’ve discussed probably needs some work. But there’s a small liability for it. The actually dollar exposure is some 600 million, I think, that’s probably a little bit less today.

VANESSA WILSON: So that 600 million that’s not reserved.

STANLEY TULIN: Well there’s a small reserve for it. I think it’s actually a single digit number of millions of reserves. And we obviously had to reflect the valuation of that in our discounted cash flow valuation, and we did that, and we did reflect that. With respect to the, that’s not so much, by the way, going back to your question Vanessa, I wouldn’t say that that’s a product defect or anything, that’s a timing consequence. Their variable annuity sales have been more concentrated in a recent past where markets only have gone one way, we have some 40 billion of total separate accounts. But we enjoyed building that up over markets that were increasing. So we were lucky enough not only to be selling when the market was falling.

The other question in terms of the returns on the product I think it goes to two things. One is the MONY Group has some attractive products that Kip talked about that we think make a lot of sense, and we think that at the level of expense that we believe the combined entity could operate at, that they would be quite satisfactorily profitable. The margin issue is one that really is a function of the scale. So I think as we, what we concluded as we looked at the products is that if we can get the expenses right, then the other synergies may operate, and over time, as Kip and I have both said, we think that then we can, we get to a value that makes sense. It takes a long time, by the way, and as Kip said, there’s no slam dunk in it, and clearly there’s risk a long the way.

VANESSA WILSON: And Stan, what about triple X reserves and a triple X reliability? Are the products compliant, and what kind of reserves might be needed there?

STANLEY TULIN: The products are compliant. The one that’s most interesting to us, actually, is the USFL, and that product is one where we actually spent a fair amount of time looking at the triple X question, and interestingly, have concluded that because it’s an impaired risk writer, the premiums are actually high enough as to mitigate the triple X problem by itself. So we really don’t have a lot of triple X exposures there. It’s correctly reserved, and again, I think that it fits very nicely. But it’s actually a place where we could write universal light business, and no suffer triple X consequences.

VANESSA WILSON: OK. And any reinsurance costs that you think you might incur getting the reinsurance program in line with yours?

STANLEY TULIN: No, I think what we’re going to have to do, going back to the question of the DB exposure, is we’ll be looking not so much to reinsure it, but to hedge it along the longs that I’ve discussed with the market people.

VANESSA WILSON: OK. And I guess the question for all of us to sort of determine here in the value is what’s the appropriate amount of your cost cutting, your cost savings, that you should be sharing with the MONY shareholders, because that seems to me to be the main driver in the economics of this deal. Thank you.

MICHAEL ROTH: I would just say it’s very significant.

OPERATOR: Our next question is coming from Thad Tieford of Carlson Capital. Please go ahead with your question.

CHARLIE SLOTNICARE, CARLSON CAPITAL: Hey, it’s Charlie Slotnicare (ph) for Thad Tieford. I’m just curious. Is this, Michael, is the MONY management’s way of starting an auction for the company?

MICHAEL ROTH: No, not at all. It’s our intention to close this transaction as negotiated.

CHARLIE SLOTNICARE: Thank you.

OPERATOR: Our next question is coming from Ken Zuckerberg of Stadia Capital. Please go ahead with your question.

KEN ZUCKERBERG, STADIA CAPITAL: Yes, good morning. Just a few points of clarification and numbers questions. First, could you quantify how much director and officer liability you have at the MONY level and at the AXA levels? Also, what is your deductible and your maximum limits?

MICHAEL ROTH: Anybody want this one? Those items are not matters of public record, so I’m being advised that we should not respond to that. We believe there’s adequate coverage, at least thirdly from the MONY Group, and I assume the same for the AXA.

KEN ZUCKERBERG: OK. Next question is there were some comments out this morning about, again, the term golden parachute was used before, but if we could just clarify issues of restricted stock, what the walk away is for any management, and whether or not there was a difference in price, value accruing to the restricted to the stock versus value accruing to the common stock.

MICHAEL ROTH: I’m not sure of your last question, but all the compensations under the agreements that art in place as modified will be reflected in the proxy statement.

KEN ZUCKERBERG: OK. But just since we don’t have that now when it seems like there’s a material difference, I had been under the impression that restrict detainment on restricted stock accruing to MONY management was something like three times the value of the value accruing to common shareholders. Am I in the right ball park or is that …

MICHAEL ROTH: No, no, that’s not true at all. Our restricted shares are all at the same price, whatever the transaction is. So I don’t know where you got that from.

KEN ZUCKERBERG: OK. It was something that was passed around earlier, so thanks.

MICHAEL ROTH: Well, it was incorrect.

KEN ZUCKERBERG: Thanks for the clarification. Thank you.

OPERATOR: Our next question is coming from Curtis Gensen of Third Avenue Funds <Company: Third Avenue Management, LLC; URL: http://www.thirdavenuefunds.com >. Please go ahead with your question.

CURTIS GENSEN, THIRD AVENUE FUNDS: I have a couple of items. And without talking out of both sides of your mouth, just for clarity, can you say again what percent of your shares do you need for approval of the transaction?

MICHAEL ROTH: Why don’t I let the (inaudible), we need a majority to approve the transaction.

CURTIS GENSEN: A simple majority?

MICHAEL ROTH: Yes. Yes.

CURTIS GENSEN: Since shareholders are getting their faces ripped off in this transaction, cashed out at a disgraceful number, I’m wondering if you considered taking AXA’s stock, which among other things might have enabled us to enjoy some of the wonderful benefits you’re talking about, and even perhaps get a better premium.

MICHAEL ROTH: Well, all I can comment on that is that in the proxy statement, there will be discussion of the history of the transaction, and that issue I think would be addressed there.

CURTIS GENSEN: It seems to me that the management contracts and the long term incentive plans and what not are already a matter of public record.

MICHAEL ROTH: Yes.

CURTIS GENSEN: So, can you just please discuss them now and not have us wait until two or three weeks when you file your preliminary proxy, in terms of what exactly management, in particular, you got when under the change of control and/or termination?

MICHAEL ROTH: Well, they changed the control contracts we discussed in the Q, and they …

CURTIS GENSEN: Right, that’s my point exactly. So please, just for clarity, I think it would be helpful for the other shareholders to understand what’s the stake for management here.

MICHAEL ROTH: All of the payments on the change of control are market driven, and again, the specific numbers will be disclosed in the proxy.

CURTIS GENSEN: Well, I’ve got to say, I mean In this day and age of corporate mal seasons (ph) and management enrichment. This one is right up there.

OPERATOR: Our next question is coming from Matteo Columbo of Morgan Stanley <Company: Morgan Stanley; URL: http://www.morganstanley.com>. Please go ahead with your question. Sir, your line is live. Our next question is coming from Al Capra of Putnam Lovell. Please go ahead with your question.

AL CAPRA, PUTNAM LOVELL: It’s been answered. Thank you.

OPERATOR: Our next question is coming from Luca Ippolito of Chesapeake Partners. Please go ahead with your question.

LUCA IPPOLITO: Thank you. Really a comment, and I don’t want to beat a dead horse, but if you sell a company for cash, you are selling the company. In a situation like that, the only ethical and professional thing that you can do is to maximize value. I think it was very clear that hear you were merely enhancing value and not maximizing value. That is simply not acceptable to shareholders. Thank you.

MICHAEL ROTH: I think I commented on that and said we are maximizing shareholder value. We are getting a number of repeat questions, and I think in the interest of time to the extent there are new questions from other people we would love to entertain them. OK. If not, then I thank you for your participation, and we will be discussing this further as we move forward. Thank you very much.

OPERATOR: Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time, and have a wonderful day.

END